ARTICLES OF INCORPORATION

OF

ISMO TECH SOLUTIONS, INC.

1.  Name of Company:

The complete name of this Corporation shall be: ISMO TECH SOLUTIONS, INC.

2.  Resident Agent:

Nascent Group, Inc., the Corporation’s registered agent in the State of Nevada, is located at 1000 N. Green Valley Pkwy., #440-484, Henderson, Nevada 89074.

This Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and shareholders, outside the State of Nevada.

3.  Board of Directors:

The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

The Corporation shall initially have one (1) director, who is Emilio Sanchez, who resides at Casa 11 – Princesa de Gales, Calle Oxford, Las Cumbres, Panama, Republic de Panama.  This individual shall serve as director until his successor or successors have been elected and qualified.

4.  Duration:

The Corporation is to have perpetual existence.

5.  Purpose:

The objects for which this Corporation is formed are: To engage in any lawful activity, including but not limited to the following:

(A)

Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law;

(B)

May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized;

(C)

Shall have the power to have succession by its corporate name for the period limited in its certificates or Articles of Incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law;

(D)

Shall have power to sue and to be sued in any court of law or equity;

(E)

Shall have power to make contracts;

Incorporation Continued

(F)

Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises.  The power to hold real and personal estate shall include the power to take same devise or bequest in the State of Nevada, or in any other state, territory or country;

(G)

Shall have power to appoint such officers and agents as the affairs of the Corporation shall require, and to allow them suitable compensation;

(H)

Shall have power to make By-Laws not consistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its shareholders;

(I)

Shall have power to wind up and dissolve itself, or be wound up or dissolved;

(J)

Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure.  The use of the seal or stamp by the Corporation on any corporate documents is not necessary.  The Corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document;

(K)

Shall have power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specific event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object;

(L)

Shall have power to guarantee, purchase, hold sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any;

(M)

Shall have power to purchase, hold, sell and transfer shares of its capital stock and use therefore its capital, capital surplus, surplus, or other property or fund;

(N)

Shall have power to conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in the State of Nevada, and in any other of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries;

(O)

Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or Articles of Incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the Corporation and in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the Corporation, whether or not such business is similar in nature to the objects set forth in the certificate or Articles of Incorporation of the Corporation, or any amendment thereof;

(P)

Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes; and

(Q)

Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with the lawful activities as may be allowed by law.

Incorporation Continued

5.  Authorized Shares:

The aggregate number of shares, which the corporation shall have authority to issue, shall consist of 100,000,000 shares of Common Stock, having a $0.001 par value per share, and 100,000,000 shares of Preferred Stock, each having a $0.001 par value per share.  The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders.  The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.  The Board of Directors may issue such share of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

6.  Preemptive Rights and Assessment of Shares:

Holders of Common Stock or Preferred Stock of the corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.

The Common Stock of the Corporation, after the amount of the subscription price has been fully paid in, in money, property or services, as the directors shall determine, shall not be subject to assessment to pays the debts of the corporation, nor for any other purpose, and no Common Stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended to provide for such assessment.

7.  Directors’ and Officers’ Liability

A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statues.  Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

Incorporation Continued

8.  Indemnity

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith.  Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.  Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer

9.  Amendments

Subject at all times to the express provisions of Section 5 on the Assessment of Shares, this corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its By-Laws, in the manner now or hereafter prescribed by statute or the Articles of Incorporation or said By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.

10.  Power of Directors

In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized:

(A)

Subject to the By-Laws, if any, adopted by the shareholders, to make, alter or repeal the By-Laws of the corporation;

(B)

To authorize and caused to be executed mortgages and liens, with or without limitations as to amount, upon the real and personal property of the corporation;

(C)

To authorize the guaranty by the corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;

(D)

To set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve;

(E)

To fix the amount to be reserved as working capital over and above its capital stock paid in to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation;

Incorporation Continued

(F)

By resolution adopted by the majority of the whole board, to designate one or more committees to consist of one or more directors of the of the corporation, which, to the extent provided on the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.  Such committee or committees shall have name and names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

(G)

When and as authorized by the affirmative vote of the shareholders holding stock entitling them to exercise at least a majority of the voting power given at a shareholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have the power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the Corporation.

(H)

The Board of Directors shall exercise all the corporate powers of the corporation, except as otherwise, herein or in the By-Laws or by law.

IN WITNESS WHEREOF, I hereunder set my hand this 22nd day of November, 2013, hereby declaring and certifying that the facts stated hereinabove are true.

Signature of Incorporator

Name:	Patrick Deparini (on behalf of Nascent Group, Inc.)
Address:	1000 N. Green Valley Pkwy., #440-484
Henderson, Nevada 89074

Signature:

/s/ Patrick Deparini

Patrick Deparini

(on behalf of Nascent Group, Inc.)

Certificate of Acceptance of Appointment as Resident Agent:

I, Patrick Deparini, on behalf of Nascent Group, Inc., hereby accept appointment as the resident agent for the above referenced company.

Signature:

/s/ Patrick Deparini

Patrick Deparini

(on behalf of Nascent Group, Inc.)